Exhibit 99.1

700 Pennsylvania Drive
Exton, Pennsylvania 19341

484.595-1500 p
484.595.1520 f

www.adolor.com

FOR IMMEDIATE RELEASE

Contact:

Adolor Corporation

Stephen W. Webster

Senior Vice President, Finance and CFO

(484) 595 -1500

ADOLOR CORPORATION ANNOUNCES STAFF REDUCTIONS

AND RESTRUCTURING

EXTON, PA, June 3, 2009 — Adolor Corporation (Nasdaq: ADLR) today announced a reduction in force of approximately 45 employees, or 28% of its workforce, as well as other cost saving initiatives intended to lower the Company’s annualized net operating cash burn. The Company’s primary focus going forward will continue to be on its first commercial product, ENTEREG® (alvimopan), which was launched in mid-2008, and the advancement of its clinical programs.  The Company is restructuring its discovery group to focus on late stage, preclinical compounds, with fewer resources dedicated to early-stage programs.

“This was a very difficult decision for the Company.  Given the broader economic conditions in our industry, it is necessary for us to preserve our resources for the commercialization of ENTEREG and the development of our pipeline,” said Michael R. Dougherty, President and Chief Executive Officer. “I want to thank the affected employees for their efforts on behalf of the Company and their substantial contributions.”

Once this reduction in force and other cost savings initiatives are fully in place later in 2009, the Company expects that annualized cash burn will be reduced by approximately $12 million, or about 25% of Company cash expenditures not directly related to ENTEREG.  Based on its revised operating plan, the Company anticipates that it will end fiscal year 2009 with approximately $85 million in cash and investments.  During the second quarter of 2009, the Company expects to record a cash restructuring charge of approximately $2.5 million, primarily related to severance and related expenses.  The Company also expects to record a non-cash charge of up to $3.5 million associated with the write-off of certain leasehold improvements and fixed assets, among other things.

This restructuring did not include expense reductions related to ENTEREG, which is co-promoted by the Company alongside GlaxoSmithKline’s national, hospital-based sales force.  The Company also will continue clinical development efforts on its delta opioid receptor agonist program that is partnered with Pfizer Inc., as well as ADL7445, a proprietary, mu-opioid receptor antagonist that is expected to begin Phase 1 testing in 2009 for opioid-induced bowel dysfunction.

About Adolor Corporation

Adolor Corporation is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products.

Adolor’s first approved product in the United States is ENTEREG (alvimopan), which is indicated to accelerate the time to upper and lower gastrointestinal recovery following partial large or small bowel resection surgery with primary anastomosis.  ENTEREG is available for short-term use in hospitals registered under the E.A.S.E. Program.  For more information on ENTEREG, including its full prescribing information, visit www.ENTEREG.com.  In collaboration with GSK, the Company launched ENTEREG in mid-2008.

The Company’s research and development pipeline includes: two novel delta opioid receptor agonists, currently in mid-stage clinical development in collaboration with Pfizer Inc. for chronic pain; a mu opioid receptor antagonist entering development for chronic OBD; and several opioid and non-opioid discovery programs.

Forward-Looking Statements

This press release, and oral statements made with respect to information contained in this release, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide Adolor’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs; development of potential pharmaceutical products; interpretation of clinical results; prospects for regulatory approval; market prospects for ENTEREG; cash expenditure savings as a result of the restructuring; the anticipated level of cash and investments as of the end of 2009; and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning or that otherwise express contingencies, goals, targets or future development. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, that could cause actual results and developments to differ materially from those expressed or implied in such statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries, as well as more specific risks and uncertainties facing Adolor such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Adolor urges you to carefully review and consider the disclosures found in its filings which are available at http://www.sec.gov and from Adolor at www.adolor.com. Given the uncertainties affecting pharmaceutical companies such as Adolor, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Adolor undertakes no obligation to publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise, except as may be required by law.

This press release is available on the website http://www.adolor.com.

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